Exhibit 10.18

AGREEMENT RE: NON-COMPETITION, NON-SOLICITATION,

NON-DISCLOSURE AND OWNERSHIP OF INVENTIONS

Executed at Boston, Massachusetts, as of                     , 20

BETWEEN:	TARGANTA THERAPEUTICS CORPORATION, a legal person incorporated under the Delaware Business Corporations Act, having its head office and principal place of business at 225 South East Street, Suite 390, Indianapolis, Indiana, 46202 – 4002

(hereinafter “Targanta”)

AND:	[NAME OF EMPLOYEE], domiciled and residing at the address indicated below his/her signature

(hereinafter the “Employee”)

WHEREAS Targanta wishes to hire the Employee;

WHEREAS in his/her capacity as an employee of Targanta, the Employee hereby acknowledges that s/he may receive, initiate, contribute to, or come in contact with Confidential Information (as defined hereunder) and that his/her employment may include inventing, discovering, initiating, or contributing to Confidential Information, as an integral part thereof; and

WHEREAS the parties hereto wish to establish their respective rights and obligations regarding the protection of the Confidential Information and such other matters hereinafter set forth.

NOW THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

1.	Definitions

For the purposes of this Agreement, the following definitions shall apply:

1.1	“Company’s Resources” means facilities, materials, or personnel owned, leased, occupied, or controlled by Targanta or its affiliates as well as the facilities, materials, or personnel of third parties rented, leased, or otherwise hired by Targanta or its affiliates for the conduct of aspects of the business of Targanta;

1.2	“Competing Organization” means any person or organization engaged in or about to become engaged in any activity included in the Targanta Business;

1.3	“Confidential Information” means any and all knowledge or information disclosed to or known by the Employee as a consequence of his/her employment by Targanta or its affiliates, including without limitation all data, trade secrets, designs, inventions, processes, procedures, techniques, methodologies, formulae, compositions, compounds, product samples, ideas, know-how, production methods and processes, genetic sequences, quality control and testing methods, specifications, software, source codes, systems data, manufacturing information and techniques, price lists and pricing information, costing information and techniques, lists of sources for materials, equipment or apparatus used or developed by Targanta or its affiliates, supplier and customer lists and information, sales and marketing information, financial information and records, methods of doing business, management information, budgets, manuals, materials, letters, notes, reports, business opportunities, and all other information that is identified either orally or in writing as being confidential or proprietary to Targanta or its affiliates;

provided however that Confidential Information shall not include any information that the Employee can prove was known to him/her prior to his/her employment by Targanta or its affiliates and that s/he was not otherwise obliged to keep confidential, or that has passed into the public domain prior to or after its development by or for Targanta or its affiliates other than through unauthorized acts or omissions attributable to the Employee, or that was subsequently obtained from a third party and not subject to an obligation of confidentiality in favour of the disclosing party, or that the Employee was legally compelled to disclose.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Employee merely because the Confidential Information is embraced by general disclosures in the public domain or in the possession of the Employee. In addition, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Employee merely because individual elements thereof are in the public domain or in the possession of the Employee unless the combination and its principles are in the public domain or in the possession of the Employee;

1.4	“Employee” includes any person with whom Targanta or its affiliates proposes to transact business with, including, but not limited to, employees, consultants, and advisors;

1.5	“Intellectual Property” means any intellectual property rights recognized in any jurisdiction, including without limitation, patents, copyrights, industrial designs, know-how and trade secrets, that are based, in whole or in part, on any Inventions or Confidential Information, or that are created by the Employee with the use or assistance of Company Resources, or that are created by the Employee as part of his/her employment by Targanta or its affiliates;

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1.6	“Inventions” means any and all inventions, discoveries, ideas, concepts, suggestions, algorithms, programs and improvements, whether patentable or not, including but not limited to processes, methods, formulae, software, techniques as well as improvements thereof or know-how related thereto, concerning any present or prospective activities of Targanta or its affiliates with which the Employee becomes acquainted as a result of his/her employment by Targanta or its affiliates;

1.7	“Period of Non-Competition and Non-Solicitation” means the period of time which is twelve (12) months from the date of the termination or expiration of the Employee’s employment with Targanta or its affiliates, provided that if the Employee is terminated without Cause (as defined below) prior to a Change of Control (as defined below), then the relevant period of time shall be six (6) months for purposes of Section 2.1 only. “Cause” and “Change of Control” shall have the meaning ascribed to them in the Employee’s Employment Agreement of even date herewith;

1.8	“Targanta Business” means the business carried on by Targanta or its affiliates consisting of (a) research and development in finding new targets for antimicrobials, screening libraries of compounds for activity against those antimicrobial targets, and improving upon promising chemical matter with medicinal chemistry based approaches for such antimicrobial targets; (b) research and development in finding pro-drugs of antibacterials with high affinity to bone tissue for the treatment of bone infections; and (c) clinical development and marketing of Oritavancin, an injectable glycopeptide compound, for the treatment of infections caused by Gram positive organisms; and

1.9	“Territory” means any jurisdiction worldwide in which Targanta or its affiliates, at any time during the period of employment or the Period of Non-Competition and Non-Solicitation, has filed for patent protection (regardless of the status of such filing).

2.	Non-Competition and Non-Solicitation

Throughout the term of his/her employment and during the Period of Non-Competition and Non-Solicitation, the Employee shall not, within the Territory, directly or indirectly, either alone or in partnership, jointly or in conjunction with any person or persons, firm, association, partnership, syndicate, company, corporation or judicial entity whatsoever, as principal, agent, employee, officer, shareholder or investor (except as the holder of less than five percent (5%) of the outstanding shares of a publicly traded corporation, if Targanta is so notified) or in any other manner whatsoever:

2.1	render services to, carry on, be engaged in, be concerned with or interested in or advise, lend money to, guarantee the debts or obligations of or permit the Employee’s name or any part thereof to be used or employed by any Competing Organization;

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2.2	make use of, utilise or exploit, directly or indirectly, the Inventions for any reason whatsoever without first receiving prior written consent by Targanta; or

2.3	solicit or assist any other person to, directly or indirectly, induce any individual who, to the Employee’s knowledge, is then employed on a full time or substantially full time basis by Targanta or any of its affiliates to leave the employ of Targanta or any of its affiliates without the prior written consent of Targanta.

3.	Confidential Information

The Employee shall not, directly or indirectly, except as expressly authorized or directed by Targanta, while employed by Targanta or any of its affiliates and indefinitely thereafter, use for his/her own benefit or that of others, copy or make notes of, disclose, disseminate, lecture on or publish articles concerning any Confidential Information. Furthermore, the Employee shall take all reasonable precautions to preserve the confidential nature of all Confidential Information. At any time requested by Targanta, the Employee shall deliver to Targanta, all originals and copies in his/her possession or control of all notes, reports, letters, manuals, prints, drawings, records, data, memoranda and documents of every kind and character and all other materials relating to the Targanta Business or which contain Confidential Information, the Employee hereby acknowledging that such documentation is and remains the exclusive property of Targanta. The Employee shall have access to the documentation surrendered to Targanta under the provisions hereof during ordinary business hours at reasonable times and frequency and upon reasonable notice in the event that reference to such documentation is required for the instituting of, or the defending of, legal proceedings involving the Employee or is otherwise reasonably required by the Employee.

4.	Intellectual Property and Inventions

The Employee hereby assigns to Targanta all of his/her right to and title and interest in all Intellectual Property, and waives all moral rights he may have therein. The Employee agrees for himself/herself and his/her heirs, personal representatives, successors, and assigns, upon request of Targanta, at all times and without expense or compensation, to do all acts, including without limitation giving testimony in support of the Employee’s inventorship, and to execute and deliver promptly to Targanta such papers, instruments, and documents as may from time to time be necessary or useful in Targanta’s reasonable opinion to apply for, secure, maintain, reissue, extend, or defend Targanta’s worldwide rights in Intellectual Property, so as to secure to Targanta the full benefits of the Intellectual Property and otherwise to carry into full force and effect the text and the intent of the assignment set out above.

The Employee shall inform Targanta promptly and fully of all Inventions made or conceived by the Employee, whether or not during the hours of his engagement or with the use or assistance or not of Company’s Resources, either solely or

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jointly with others during his/her employment by Targanta or within one year after termination of such engagement by written reports, setting forth in detail the procedures employed and the results achieved. The Employee shall submit a report promptly after completion of any studies or research projects undertaken on Targanta’s or any of its affiliate’s behalf, whether or not in the Employee’s opinion a given project has resulted in any Invention.

The Employee warrants and represents to Targanta that s/he is not subject to any agreement or university policy inconsistent with the Agreement regarding Intellectual Property set forth herein. The Employee agrees not to conduct any research or other work subject to this Agreement other than at Targanta’s and its affiliates’ facilities and further agrees not to use any research facilities, materials, or personnel of any university or other entity not rented, leased, or otherwise hired by Targanta and its affiliates in connection with such work without Targanta’s prior written approval.

5.	Injunctive Relief

The Employee acknowledges that Targanta’s and its affiliates’ Confidential Information constitutes unique and valuable assets of Targanta, the loss or unauthorized disclosure of which would cause Targanta irreparable harm. In the event of any actual or threatened violation by the Employee of any terms and provisions hereof, Targanta shall have the right, in addition to all other rights provided by law or by this Agreement, to obtain a provisional injunction, interlocutory injunction and permanent injunction to prevent the Employee or persons acting on his/her behalf, from violating the provisions hereof. In such case, the Employee hereby renounces to any defence based on the availability to Targanta of other recourses, and hereby acknowledges that any violation by him/her of the provisions hereof shall cause irreparable damage to Targanta. The Employee hereby agrees that all restrictions contained herein are reasonable and necessary for the protection of Targanta.

6.	Governing Law

This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts and shall be interpreted in accordance with and be governed by the laws of the Commonwealth of Massachusetts and the laws of the United States applicable therein. If any provision of this Agreement shall be held invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall attach only to such provision in such jurisdiction and shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction or any other provision of this Agreement in any jurisdiction.

7.	Binding Effect

This Agreement shall inure to the benefit of and be binding upon the heirs, executors, administrators and legal representatives of the Employee and the successors and permitted assigns of Targanta. Without limiting the generality of the foregoing, this Agreement and the obligations herein contained shall survive

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any amalgamation or corporate reorganization of Targanta such that the resulting entity shall benefit from and be entitled to enforce same against the Employee as if it had been a party and signatory to this Agreement.

8.	Prior Agreement

This Agreement cancels and replaces all previous agreements, promises, proposals, understandings and negotiations between Targanta and the Employee regarding the subject matter hereof.

9.	Amendments and Waivers

No amendment to this Agreement shall be valid or binding unless made in writing and duly executed by both of the parties. No waiver of any breach or non-performance of this Agreement shall be effective or binding unless made in writing and signed by the party granting the waiver and, unless otherwise provided in the written waiver, shall be limited to the specific breach or non-performance waived.

10.	Notices

Any notice required or permitted to be given under this Agreement shall be in writing and given by hand delivery or by certified or registered mail, postage prepaid, and shall be effective on the date delivered by hand or mailed, in the case of Targanta, to its usual business address from time to time, and in the case of the Employee, to his/her most recent home address as shown on Targanta’s records.

11.	Language

The Employee hereby acknowledges that s/he has expressly required that the present Agreement and all deeds, documents or notices relating thereto be drafted in the English language.

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IN WITNESS WHEREOF Targanta and the Employee have each duly executed this Agreement as of the date set out above.

TARGANTA THERAPEUTICS CORPORATION

Name:
Title:
EMPLOYEE

Print name and address below:

Name:

Address

Address

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